Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Quarter Ended June 30, 2012

PHILADELPHIA--(BUSINESS WIRE)--July 24, 2012--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the quarter ended June 30, 2012. Sales for the first quarter of fiscal 2013 increased 11.9% to $61,067,000 from $54,569,000 in the first quarter of fiscal 2012, primarily driven by higher sales of all occasion and Halloween products. Costs of goods sold, as a percentage of sales, decreased from 74.1% in the first quarter of fiscal 2012 to 71.8% in the first quarter of fiscal 2013 reflecting lower commodity and other input costs. The majority of the first quarter increases in sales and gross profit were due to product shipping earlier than last year and which was expected to ship in the second quarter of this fiscal year. Selling, general and administrative (SG&A) expenses decreased by 5.1% to $18,570,000 primarily due to reduced salaries and related costs. A portion of the lower year over year SG&A expenses relates to staff reductions that occurred during the last three quarters of fiscal 2012. Loss from continuing operations before income taxes for the first quarter of fiscal 2013 was ($1,333,000) compared to ($5,484,000) in the first quarter of fiscal 2012. Loss from continuing operations for the first quarter of fiscal 2013 was ($867,000), or ($0.09) per diluted share, versus ($3,447,000), or ($0.35) per diluted share, in the first quarter of the prior fiscal year. Net loss for the first quarter of fiscal 2013, including discontinued operations, was ($904,000), or ($0.09) per diluted share, versus ($7,569,000), or ($0.78) per diluted share, in the first quarter of fiscal 2012. The Company’s seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2012 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months ended June 30, 2012 and 2011 and condensed consolidated balance sheets as of June 30, 2012, March 31, 2012 and June 30, 2011 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2012	2011

Sales	$61,067	$54,569

Costs and expenses
Cost of sales	43,869	40,433
Selling, general and administrative expenses	18,570	19,559
Interest (income) expense, net	(53)	43
Other expense, net	14	18
	62,400	60,053

Loss from continuing operations before income taxes	(1,333)	(5,484)

Income tax benefit	(466)	(2,037)

Loss from continuing operations	(867)	(3,447)

Loss from discontinued operations, net of tax	(37)	(4,122)

Net loss	$(904)	$(7,569)

Basic and diluted net loss per common share:
Continuing operations	$(0.09)	$(0.35)
Discontinued operations	$(0.00)	$(0.42)
Total	$(0.09)	$(0.78)

Weighted average basic and diluted shares outstanding	9,642	9,735

Cash dividends per share of common stock	$0.15	$0.15

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,	June 30,
	2012	2012	2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$37,444	$66,135	$3,878
Accounts receivable, net	55,521	45,026	45,771
Inventories	89,816	71,671	88,801
Deferred income taxes	3,241	3,595	3,787
Other current assets	18,400	15,441	20,858
Current assets of discontinued operations	142	183	21,318

Total current assets	204,564	202,051	184,413

PROPERTY, PLANT AND EQUIPMENT, NET	29,249	29,582	31,577

DEFERRED INCOME TAXES	420	1,184	8,575

OTHER ASSETS
Goodwill	17,233	17,233	17,233
Intangible assets, net	29,275	29,689	30,980
Other	6,642	6,825	4,641

Total other assets	53,150	53,747	52,854

Total assets	$287,383	$286,564	$277,419

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term debt	$-	$-	$-
Accrued customer programs	3,833	3,298	4,159
Other current liabilities	39,059	33,069	34,694
Current liabilities of discontinued operations	981	2,390	6,847

Total current liabilities	43,873	38,757	45,700

LONG-TERM OBLIGATIONS	4,516	4,604	4,694

STOCKHOLDERS' EQUITY	238,994	243,203	227,025

Total liabilities and stockholders' equity	$287,383	$286,564	$277,419

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia
Chief Financial Officer
215-569-9900